Exhibit 99.1
Range Announces Pricing of Senior Subordinated Notes
FORT WORTH, TEXAS, SEPTEMBER 25, 2007 — RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it has priced an offering of $250 million aggregate principal amount of Senior Subordinated Notes Due 2017, which will carry an interest rate of 7.5% being sold at par. Range expects that the net proceeds of the offering will be $247 million and intends to use the net proceeds to pay down a portion of the outstanding balance on its senior credit facility. Range expects to close the sale of the notes on September 28, 2007, subject to the satisfaction of customary closing conditions.
J. P. Morgan Securities Inc. is acting as Sole Book-Running Manager for the notes offering and RBC Capital Markets Corporation is serving as co-manager. A copy of the prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York 10017, attention Syndicate Desk.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes referred to above. An offering of any such securities will be made only by means of a prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:	Rodney Waller, Senior Vice President	2007-24
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com